EXHIBIT 1.1

FREE TRANSLATION

BYLAWS

OF

TELECOMUNICAÇÕES BRASILEIRAS S.A.—TELEBRÁS

CHAPTER 1

CHARACTERISTICS OF THE COMPANY

LEGAL STATUS

Article 1 - TELECOMUNICAÇÕES BRASILEIRAS S.A.—TELEBRÁS is a publicly-traded mixed-capital company, linked to the Ministry of Communications, responsible for the control of companies providing public telecommunications services that form the TELEBRÁS System.

Sole Paragraph - The Company shall be ruled by Corporation Law, by special provisions of federal law, by telecommunications legislation, by these Bylaws, by corporate law and practice and by all other applicable legal provisions.

PURPOSES OF THE COMPANY

Article 2 - The purposes of the Company are:

I.	to exercise control over companies providing public telecommunications services;

II.	to plan public telecommunications services in accordance with the guidelines established by the Ministry of Communications;

III.	to provide public telecommunications services indirectly through its controlled or affiliated companies;

IV.	to promote through its controlled or affiliated companies the expansion and implementation of public telecommunications services, within Brazil and abroad;

V.	to promote, carry out or coordinate the procurement of capital from domestic and foreign sources, to be invested by the Company or by public telecommunications service companies;

VI.	to render technical assistance to the companies of the Telebrás System in providing services;

VII.	to execute, promote and stimulate research and development activities aimed at the development of the telecommunications sector, in accordance with the guidelines established by the Executive Secretary of the Ministry of Communications;

VIII.	to stimulate the development of the telecommunications industry and companies providing public telecommunications services;

IX.	to execute specialized technical services related to the public telecommunications sector;

X.	to execute, promote, stimulate and coordinate the education and training of personnel needed for the public telecommunications sector;

XI.	to carry out and promote the importation of goods and services for the companies of the Telebrás System;

XII.	to carry out other similar and related activities as directed by the Ministry of Communications.

First Paragraph - In order to accomplish its purposes, the Company is required to implement and promote, directly or through its subsidiaries or affiliated companies, the integration of concessionaires and other entities providing public telecommunications services.

Second Paragraph - When duly authorized by the Ministry of Communications, the Company may:

a)	create integral subsidiary companies to carry out activities related to the purposes of the Company where such decentralization is recommended;

b)	participate, as a minority or controlling shareholder, in the share capital of other companies conducting business activities of interest to the telecommunications sector;

c)	negotiate and sign agreements and covenants with any persons or entities, aimed at assuring the operation of the public telecommunications services, notwithstanding the rights and responsibilities of the companies providing such services;

d)	to execute specialized technical services abroad.

CAPITAL RESOURCES

Article 3 - The capital resources of the Company include the following:

I.	the investment of prospective customers in the companies providing public telecommunications services;

II.	the portion of the rates or additional rates corresponding to the expansion and improvement of services;

III.	amounts intended for the sector, coming from specific funds;

IV.	budget appropriations;

V.	revenues from providing technical assistance and specialized services;

VI.	revenues from investments in other companies;

VII.	copyright and industrial property right revenues;

VIII.	output of credit operations, revenue and the sale of goods;

IX.	interest and fees from loans, guarantees and other credit operations carried out with companies providing public telecommunications services;

X.	amounts from other sources.

PRINCIPAL OFFICES

Article 4 - The principal offices of the Company are located in the federal district of Brazil, and the company is duly authorized to open and establish offices in any part of the territory of Brazil and abroad.

DURATION

Article 5 - The duration of the Company is unlimited.

CHAPTER II

SHARE CAPITAL

Article 6 - The subscribed share capital, fully paid is R$219,454,543.77 (two hundred and nineteen million, four hundred and fifty-four thousand, five hundred and forty-three Reais and seventy-seven cents) represented by 556,448,588,470 (five hundred and fifty-six billion, four hundred and forty-eight million, five hundred and eighty-eight thousand and four hundred and seventy) shares divided into 346,418,591,410 (three hundred and forty-six billion, four hundred and eighteen million, five hundred and ninety-one thousand and four hundred and ten) registered common shares, and 210,029,997,060 (two hundred and ten billion, twenty-nine million, nine hundred and ninety-seven thousand and sixty) registered preferred shares without par value.

SHARE CAPITAL INCREASE

Article	7 - The share capital may be increased as follows:

I.	by the inflationary correction of the amount of share capital;

II.	by the capitalization of profits and reserves;

III.	by the conversion of debentures into shares, and by the exercise of subscription bonuses or options for the purchase of shares.

IV.	by the public or private subscription of shares.

INFLATIONARY ADJUSTMENT

Article 8 - The capital reserve resulting from inflationary adjustment of the fully paid capital shall be capitalized annually by the General Shareholders’ Meeting.

First paragraph - The capitalization shall be implemented without altering the total number of shares issued and independently of any amendment to the Bylaws.

Second paragraph - Amounts corresponding to less than one per cent of the share capital shall remain in the reserve account.

CAPITALIZATION OF PROFITS AND RESERVES

Article 9 - The capital of the Company shall be increased by the capitalization of profits or reserves, as determined by the General Shareholders’ Meeting or the Board of Directors.

Sole Paragraph - The capitalization shall be realized without amending the total number of the shares.

THE CONVERSION OF OTHER BONDS INTO SHARES

Article 10 - Any increase in capital pursuant to the conversion into shares of debentures, the exercise of subscription bonuses or options for the purchase of shares shall be determined by the General Shareholders’ Meeting, in accordance with the conditions specified in the instruments to be converted.

SUBSCRIPTION OF SHARES

Article 11 - Once 3/4 (three fourths) of the share capital has been fully paid, the General Shareholders’ Assembly may increase the share capital by private or public subscription.

First Paragraph - The proposal to increase the share capital must specify:

I.	for issuances, to be paid in cash:

a)	the number of shares to be issued in each class;

b)	the issue price of the shares and any premium;

c)	the date for placement or subscription of the shares;

d)	the amount of the initial payment, which may not be less than 10% (ten percent) of the issue price, and if appropriate, the amounts of any subsequent payments;

e)	the payment dates; and the dates set for fully paying the subscribed shares cannot be after the termination date in the financial year during which the increase shall occur.

II.	for issuances, to be paid for with credit:

a)	the total number of shares to be issued in each class;

b)	the issue price of the shares and any premium;

c)	the value of assets serving as a basis for the capitalization, if relevant.

III.	for issuances, to be paid for with goods:

a)	the value of the goods, verified in accordance with the provisions set forth in Article 8, of the Corporation Law;

b)	the total number of shares to be issued in each class;

c)	the issue price of the shares and any premium.

Second Paragraph - The total number of shares to be issued may be fixed or set by specifying a minimum and maximum amount to be issued.

Third Paragraph - The issue price must be fixed on the basis of quoted share prices, the value of assets and projected profits without diluting the interest of the existing shareholders.

Fourth Paragraph - Except as provided for in Article 18 of these Bylaws, any capital increase shall be preceded by offering preemptive rights (the right of first refusal).

PUBLIC SUBSCRIPTION

Article 12 - A capital increase by public subscription shall require prior registration of the securities with the Securities Commission (Comissão de Valores Mobiliários—CVM), through a financial institution.

First Paragraph - After the subscription, and if the fixed or minimum issue amount set has been subscribed, the General Shareholders’ Meeting shall ratify the increase according to the amount subscribed.

Second Paragraph - In the event that the fixed or minimum amount to be subscribed has not been subscribed, the increase shall not be ratified, and the amounts paid by the subscribers shall be reimbursed to them.

PRIVATE SUBSCRIPTION

Article 13 - Increase by private subscription shall be preceded by an act of the General Shareholders’ Meeting, in accordance with terms fixed by General Shareholders’ Meeting.

First Paragraph - Private subscription is defined as the capitalization of the investment of prospective customers in companies providing public telecommunications services, or from other capital resources, budget appropriations and capitalizable credits.

Second Paragraph - Once the fixed or minimum issuance amount has been subscribed, the General Shareholders’ Assembly shall ratify the increase according to the amount subscribed.

PREEMPTIVE RIGHTS

Article 14 - Proportional to the number of shares it holds, the shareholder shall have preemptive rights to subscribe for any capital increase.

First Paragraph - The period for exercising such preemptive rights shall be thirty (30) days.

Second Paragraph - The preemptive rights shall be exercised in one option, and the shareholder shall be entitled to reserve a subscription for any remaining shares, to be divided among the shareholders requesting the subscription of such shares.

FINANCIAL BURDENS ON RESOURCES FOR CAPITAL INCREASE

Article 15 - From the transfer date until the capitalization date, financial burden equal to the Selic Rate (Taxa Selic) will fall on resources transferred by the Union or deposited by minority shareholders, with the purpose of increasing capital.

DENIAL OF PREEMPTIVE RIGHTS

Article 16 - The General Shareholders’ Meeting may elect to exclude preemptive rights relating to the issuance of shares, debentures convertible to shares and subscription bonuses, that are placed and issued:

I.	through public offers or sale on a stock exchange;

II.	in exchange for shares in a public offer for the acquisition of control, pursuant to the provisions set forth in Article 257 and Article 263 of the Corporation Law;

III.	through the use of fiscal incentives, pursuant to special statute.

BULLETIN OR SUBSCRIPTION LIST

Article 17 - Subscription shall be made by signing the bulletin or the subscription list, or by sending a letter.

Sole Paragraph - The subscription bulletin means the list prepared by computer, in the case of capitalization through prospective subscribers’ financial participation, and the bulletin or letter shall not be required for capitalization of resources, appropriations and credits, to be capitalized through legal, regulatory or contractual provisions.

CAPITALIZATION

Article 18 - The shareholder shall be required to fulfill the subscribed capital, in accordance with the conditions established by the Subscription Act, which may provide that payment be made through calls by the administrative bodies of the Company.

Sole Paragraph - Any shareholder failing to make payments on the fixed dates, shall be liable to penalties for delay, in addition, the shareholder shall be subject to pay interest at the rate of 1% (one per cent) per month, plus inflationary adjustment and a penalty of 10% (ten per cent) on the amount due and payable.

CHAPTER III

SHARES

CHARACTERISTICS

Article 19 - The share capital shall be represented by common and preferred shares, all registered, and the number of preferred shares shall not exceed 2/3 (two thirds) of the total shares issued.

Sole Paragraph - The total number of shares in each category shall be established by the General Shareholders’ Meeting, in consultation with the Audit Committee and the number of shares shall not be required by the capital increase to observe the proportion between the classes of shares, provided that all the legal and statutory provisions are duly observed.

VALUE

Article 20 - The shares of any kind or class are without par value.

COMMON SHARES

Article 21 - Each common share shall correspond to one vote at the General Shareholders’ Meeting.

PREFERRED SHARES

Article 22 - The preferred shares shall not be entitled to any vote, however, they shall be entitled to priority in the reimbursement of capital and to non-cumulative dividends at the rate of 6% (six per cent) per year, on the amount resulting from the division of the subscribed capital by the total number of shares of the Company.

Sole Paragraph - The owners of the preferred shares shall be assured the right to elect one of the members of the Audit Committee and the respective substitute-member.

REGISTERED SHARES

Article 23 - The shares of the Company are in the registered form, deposited in an account with a financial institution, in the name of their owners, without issuing certificates.

CHAPTER IV

OTHER SECURITIES

DEBENTURES

Article 24 - By resolution of the General Shareholders’ Meeting, the Company may issue debentures, which shall grant its holders credits against the debentures, according to the terms of the indenture and, if any, to the terms of the certificate.

SUBSCRIPTION BONUS

Article 25 - By a resolution of the General Shareholders’ Meeting, the Company may issue subscription bonuses for sale or as bonuses for the subscription of shares or debentures.

CHAPTER V

GENERAL SHAREHOLDERS’ MEETING

SECTION I

GENERAL PROVISIONS

Article 26 - The General Assembly is the superior body of the Company, with powers to deliberate on all and any matters and affairs related to the purposes of the Company, and is authorized to take all steps that it may consider necessary for the development and protection of the Company.

POWERS

Article 27 - The General Assembly shall have the following powers:

I.	amend the Company’s Bylaws;

II.	to authorize the issuance of debentures and convertible debentures, or their sale, if held in Treasury, as well as authorize the sale of convertible debentures issued by its subsidiaries, (delegating to the Board of Directors the resolution to set the dates and conditions related to maturity, amortization and redemption of such debentures) to set the dates and payment conditions of interest, participation in profits and the reimbursement premium, if appropriate, and to determine the method of subscription and the type and placement of debentures;

III.	to deliberate on the appraisal of goods offered by shareholders so that shareholders can participate in the formation of the share capital;

IV.	to deliberate on the transformation, merger, incorporation and splitting of the Company, on its dissolution and liquidation, and further to elect and dismiss liquidators and verify their accounts;

V.	to authorize the assumption of obligations and the grant of guarantees by the Company for the benefit of third parties;

VI.	to suspend the rights of shareholders that do not comply with the obligations provided by the Law and the Bylaws;

VII.	to elect or dismiss, at any time, the members of the Board of Directors and the members of the Audit Committee;

VIII.	to determine the overall or individual remuneration of members of the Board of Directors, the Executive Officers and the Audit Committee;

IX.	to verify, annually, the accounts of the administrators, and to consider the financial statements presented by said administrators;

X.	to deliberate on any claim of civil liability of the Company against the administrators, in virtue of the Company’s asset losses in accordance with the provisions set forth in Article 159 of the Corporation Law;

XI.	to authorize the partial or total sale of shares of the Company’s capital;

XII.	to consider the increase of share capital by subscription of new shares;

XIII.	to consider issuing any other securities, in Brazil or abroad;

XIV.	to authorize the exchange of shares or any other securities.

POWER TO SUMMON SHAREHOLDERS’ MEETINGS

Article 28 - The General Assembly shall be summoned:

I.	by the Board of Directors, with the approval of the President of said Board;

II.	by the Executive Officers, in the case that all seats on the Board of Directors are vacant;

III.	by the Audit Committee, Regular Assembly, in the event that the Board of Directors fails to call a meeting within a month of the annual date; it may also summon an Extraordinary General Shareholders’ Meeting, when necessary due to urgent and serious reasons, including matters considered necessary;

IV.	by any shareholder, in the event that the administrators are delayed for more than sixty (60) days in summoning a meeting, in the cases provided by law or provided in the Bylaws;

V.	by shareholders representing at least 5% (five per cent) of the voting capital, when the administrators have failed to respond within eight (08) days to a request to summon a meeting, provided that said request is duly founded and indicates the matters to be handled.

COMPOSITION OF THE PRESIDING BODY OF THE SHAREHOLDERS’ GENERAL ASSEMBLY

Article 29 - The General Shareholders’ Assembly shall be instated by the President of the Company, who shall preside over the election of the presiding body of the General Shareholders’ Assembly, consisting of a president and a secretary, selected from among the shareholders present at the General Shareholders’ Meeting.

MINUTES OF THE GENERAL SHAREHOLDERS’ MEETING

Article 30 - The minutes of the decisions and deliberations of the General Shareholders’ Meeting shall be drawn up and signed by the members of the presiding body and by the shareholders present at the General Shareholders’ Meeting, which represent, at the minimum, the legal quorum required for the decisions made during the General Shareholders’ Meeting.

First Paragraph - The minutes shall consist of a summary of the proceedings, including dissents and protests.

Second Paragraph - The minutes shall be published without the signatures of the shareholders, except when otherwise decided by the General Shareholders’ Meeting.

SECTION II

GENERAL SHAREHOLDERS’ MEETING

PURPOSE AND DATE

Article 31 - Annually, within four months of the end of the financial year, the General Shareholders’ Meeting shall meet for the following purposes:

I.	to examine the accounts of the administrators, and to examine, discuss and vote on the financial statements;

II.	to deliberate on the use of the net profit in the financial year and on the distribution of the dividends;

III.	to elect the members of the Audit Committee, and when appropriate, to elect the members of the Board of Directors;

IV.	to approve the indexing (monetary correction) of the share capital.

SECTION III

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

DATE AND PURPOSE

Article 32 - An Extraordinary General Shareholders’ Meeting shall meet whenever the interest of the Company so requires.

CHAPTER VI

ADMINISTRATION OF THE COMPANY

SECTION I

ADMINISTRATIVE BODIES

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Article 33 - The administration of the Company shall be undertaken by the Board of Directors and by the Executive Officers.

First Paragraph - The Board of Directors, a collegiate deliberation body, shall act as the superior administrative body of the Company.

Second Paragraph - The Executive Officers are the executive administrative body of the Company, and each Executive Officer shall act in accordance with his granted powers.

Third Paragraph - The authorities and powers vested in each of the administrative bodies cannot be conferred to another body.

SECTION II

THE BOARD OF DIRECTORS

POWERS

Article 34 - The Board of Directors shall be responsible for the following:

I.	to institute the general policy of the Company and oversee its execution;

II.	to summon the General Shareholders’ Meeting;

III.	to approve and submit the financial statements and the administrative report of the Company, including all the consolidated financial statements to the General Shareholders’ Meeting;

IV.	to elect and dismiss, at any time, the Executive Officers of the Company, and further to fix their assignments, providing all the legal and statutory provisions are duly observed;

V.	to approve the appointment or dismissal of a member of the Internal Audit Committee, at the proposal of the Executive Officers;

VI.	to approve the general plans of the Company;

VII.	to resolve the conditions of the issuance of debentures, upon delegation of General Shareholders’ Meetings;

VIII.	to approve the internal structure of the Company, specifying the assignments of each Executive Officer, all the legal and statutory provisions duly observed;

IX.	to authorize the disposal of the real estate of the Company;

X.	to supervise the performance of the Executive Officers of the Company, to examine, at any time, the accounting books and records of the Company, to request information on contracts or agreements signed or still under negotiations, and on any other acts;

XI.	to select and dismiss independent auditors;

XII.	to approve and alter the internal structure of the Board;

XIII.	to grant leaves and vacations to the members of the Board, and to indicate their respective substitutes;

XIV.	to approve the participation of the Company in the capital of other companies or to stop such participation; to create subsidiary companies;

XV.	to authorize the acquisition of shares issued by the Company, for cancellation or to be kept in the treasury for subsequent sale;

XVI.	to undertake all and any activities required or authorized by the law, by the Bylaws, by the General Shareholders’ Meeting, or by the Ministry of Communications.

Sole Paragraph - The appointment and dismissal of the Independent Auditor referred to in subsection XI is subject to veto, duly fundamented, by members of the board of directors elected according to article 141 § 4o, Law 6.404/76, if any.

COMPOSITION

Article 35 - The Board of Directors shall consist of a minimum of three (03) members, and a maximum of six (06) members, including one representative or representatives of minority shareholders, and one representative of the Minister of Planning and Budget.

Sole Paragraph - The members of the Board of Directors elected by the General Shareholders’ Meeting shall exercise their offices for a term of three (03) financial years; each financial year being defined as the period between two (02) General Shareholders’ Meetings.

FUNCTIONS

Article 36 - The members of the Board of Directors, with the exception of the representative or representatives of minority shareholders and the representative of the Minister of Planning and Budget, shall be appointed by the Minister of Communications, from among Brazilian natural persons possessing business experience and of good character and reputation; one of such members to be President of such Board.

SUBSTITUTIONS

Article 37 - The substitute for the President of the Board of Directors shall be the President of the Executive Officers, being the President of the Company.

Sole Paragraph - In the event of absences or impediments hindering deliberations, the Directors present at the meeting, may summon members of the Executive Office to constitute the Board.

MEETINGS

Article 38 - The Board of Directors shall meet ordinarily, once a month, and extraordinarily when summoned by the President or by two (02) Directors, and the minutes of their deliberations must be drawn up.

Article 39 - The Board of Directors shall make decisions by majority vote, providing that the majority of its members are present, and the President, in addition to his vote, shall also have the tie breaking vote; further, the President is also responsible for authenticating any decision taken, if necessary.

SECTION III

EXECUTIVE OFFICERS

COMPOSITION

Article 40 - The Executive Officers are one (01) President and one (01) Vice-President.

Sole Paragraph - Up to one-third (1/3) of the Board of Directors may be elected as Executive Officers.

Article 41 - The Board of Directors shall be responsible for the election of the Executive Officers; the President of the Executive Officers is required to be selected from among the members of the Board.

Sole Paragraph - The substitute of the President of the Board of Directors shall be the President of the Company.

TERM OF OFFICE

Article 42 - The term of office of any Executive Officer shall be three (03) financial years, provided, however, that any Executive Officer may be reelected or dismissed, at any time.

Sole Paragraph - For the purpose of this article, a financial year is defined as the period between two General Shareholders’ Meetings.

SUBSTITUTIONS

Article 43 - In the event of the absence or incapacity of the President, the Vice-President shall substitute; such substitution not requiring any authorization.

POWERS OF THE EXECUTIVE OFFICERS

Article 44 - The Executive Officers shall be responsible for the following:

I.	to establish specific policies and guidelines based on the general policies set by the Board of Directors;

II.	to review the budget and the general plans of the Company, submitting them to the Board of Directors for approval;

III.	to periodically present to the Board of Directors a review of the business of the Company;

IV.	to propose the appointment or dismissal of members of the Internal Audit Committee to the Board of Directors;

V.	to propose to the Board of Directors the disposal of real estate of the company, and to authorize the disposal of other permanent assets of the Company, with the exception of any securities in Brazil or abroad;

VI.	to propose to the Board of Directors the internal structure of the Company and to approve the specific internal bylaws for each Executive Officer’s department;

VII.	to authorize reasonable charitable donations, on behalf of the employees or for the benefit of the community, in accordance with the social responsibilities of the Company;

VIII.	to review the general balance sheet and the other financial statements, plus the annual report of the Company as well as to review the proposal for the use of proceeds, prior to their submission to the Audit Committee, the independent auditors and the Board of Directors;

IX.	to provide for the representation of the Company in any part of the Brazilian territory and, with the approval of the Board of Directors, also abroad;

X.	to submit to the Minister of Communications the capital investment plan for each financial year, after consultation with the Board of Directors;

XI.	to establish the powers of the Executive Officers and employees, for the following:

a)	to bind the Company or to alter commitments of the Company, including relieving third parties of their obligations to the Company;

b)	to authorize the exemption of public biddings and the application of fines and other penalties;

c)	to authorize the payment of fines imposed on the Company, as well as to find out the causes and to establish the required administrative measures;

d)	to approve acquisitions;

e)	to approve proposals for the promotion of employees.

XII.	to approve plans related to travel by administrators and the employees of the TELEBRÁS System to foreign countries, to be submitted to the Ministry of Communications;

XIII.	to approve the salaries, functions and rules pertaining to the personnel of the Company;

XIV.	to decide on the operation and on implementation of plans and programs related to the training and administration of the human resources of the TELEBRÁS System;

XV.	to approve any insurance of the Company’s assets;

XVI.	to approve and adjust the benefits granted to the employees and their dependents;

XVII.	to deliberate on proposals related to the administration and to the development of the human resources of TELEBRÁS;

XVIII.	to approve the opening of accounts in financial institutions and the contracting of loans by the Company, in Brazil and abroad, in accordance with the applicable legislation;

XIX.	to approve liens on the assets of the Company, to guarantee obligations of the Company;

XX.	to authorize financing, loans and the granting of guarantees, surety bonds and other similar guarantees;

XXI.	to publish in the Official Gazette, after approval by the Ministry of Communications:

a)	the bidding rules;

b)	the Company’s personnel regulations, including the rights and duties of employees, the disciplinary system, and the rules related to the investigation of responsibilities;

c)	the Company’s personnel, by indicating in three columns the total number of employees and the number of functions—vacant and occupied—described per function and category, to be prepared on June 30 and on December 31, every year; and

d)	the salaries, allowances, rights and any other benefits comprising the remuneration of the employees of the Company;

XXII.	to deliberate on other matters and affairs considered as falling under the collective competence of the Executive Officers, or assigned to the Executive Officers by the Board of Directors.

POWERS OF THE EXECUTIVE OFFICERS

Article 45 - The power of each Executive Officer is as follows:

I.	THE PRESIDENT

1.	to represent the Company in court or out of court, before the shareholders and the public; being duly authorized to appoint and designate attorneys and substitutes;

2.	to supervise all activities of the Company;

3.	to keep the Ministry of Communications permanently informed on the business of TELEBRÁS;

4.	to delegate powers and authority to the Vice-President, and to employees for the performance of specific actions;

5.	to attest to the resolutions of the Executive Officers, or actions resulting from the same;

6.	to order the publishing of the annual report of the business activities of the Company;

7.	to direct the activities related to the legal, audit and public relations departments;

8.	to summon meetings of the Executive Officers;

9.	to consider requests to place the Company’s employees at the service of the Ministry of Communications or at the service of entities as required by law or federal decree, as well as in cases where required by federal government departments, in accordance with legal requirements in effect;

10.	to supervise the execution of and compliance with government guidelines applicable to the Company;

11.	to decide on matters within his field of competence, in accordance with the policies and guidelines set by the Executive Officers, except in the cases set forth in article 49;

12.	to take emergency ad referendum action on behalf of the Executive Officers.

II.	VICE-PRESIDENT

1.	to substitute for the President during his absence and incapacity;

2.	to assist the President in the performance of his functions;

3.	to coordinate organization and documentation activities of TELEBRÁS;

4.	to produce the annual report of the Company’s activities;

5.	to direct the Company’s information technology activities;

6.	to represent Telebrás before all public and private institutions, in the telecommunications sector, where so designated;

7.	to decide on specific matters in his field of competence, in accordance with the policies and guidelines set by the Executive Officers, except in the cases set forth in Article 48;

8.	to direct the planning, controlling, performance, evaluation and economic-financial activities of Telebrás;

9.	to propose the allocation of financial resources generated by the Company;

10.	to direct the administration of Telebrás securities;

11.	to direct the administration of Telebrás human resources;

12.	to direct the administrative activities of Telebrás, that incorporate the material resources, general services and other applicable services.

SECTION IV

REQUIREMENTS, IMPEDIMENTS AND INSTALLATION

Article 46 - The Company´s administrators meeting the legal requirements, must be natural persons, the members of the Board of Directors have to be shareholders of the Company and the Executive Officers have to be residents in Brazil, shareholders or not.

First Paragraph - Board of Directors member and Executive Officers shall be installed in its positions by signing the Board of Directors or Executive Officers´ record book, as the case demands.

Second Paragraph - The record book shall contain, under the condition shall of being considered null and void, at least one domicile at which the executive officer shall receive subpoenas and notifications related to legal and administrative suits in connection to acts performed by him during his administration. Subpoenas and notifications shall be considered received when duly delivered in the given address. Addresses shall only be changed by sending of a written communication to the company by the officer.

VACANCY

Article 47 - Other than the case of death, resignation, destitution and other cases provided by law, the office of an administrator shall be considered vacant in the event he fails to sign the record within thirty (30) days as of his election, or in the event he ceases to exercise his function for more than thirty (30) consecutive days, or ninety (90) non-consecutive days during his term of office, without just cause, in the opinion of the Board of Directors.

First Paragraph - In the event of a vacancy for the office of a member of the Board, a substitute shall be provided in accordance with the provisions set forth in Article 41 of these Bylaws, and the substitute shall exercise such office until the date of the next General Shareholders’ Meeting at which a new Director will be elected to complete the remaining term of office.

Second Paragraph - In the event of a vacancy of 2/3 (two thirds) of the offices of members of the Board of Directors, the remaining members shall immediately summon a General Shareholders’ Meeting.

Third Paragraph - In the event of a vacancy of the office of an Executive Officer, the Board shall provide an election in order to elect the substitute to complete the term of office of the ex-Executive Officer.

Fourth Paragraph - The resignation from office of an administrator must be made by a formal written notice addressed to the appropriate administrative entity, and said resignation shall be considered by the Company as valid and effective as of such moment, and it shall be considered as valid and effective before and with third parties after the filing of the resignation document at the commercial registry office and after its corresponding publication.

REMUNERATION

Article 48 - The overall or individual remuneration of the administrators shall be fixed at the General Shareholders’ Meeting in accordance with their responsibilities, it shall be based on the time dedicated to their functions, their competence and professional reputation, according to the market value of their services or the terms of the legislation in effect.

Sole Paragraph - Any employee of the Company elected as administrator of the Company, may decide to receive his previous salary, in accordance with the criteria established by the Board of Directors.

TECHNICAL AND CONSULTING BODIES

Article 49 - The Board of Directors may be assisted by a general secretary.

Sole Paragraph - The Board of Directors may also be assisted by an Independent Audit Committee, comprised of independent auditors, registered at the CVM, and by internal auditors.

CHAPTER VII

AUDIT COMMITTEE

DEFINITION

Article 50 - The Audit Committee (Conselho Fiscal) is responsible for inspection of the Company’s administration, and its duration shall be perpetual.

COMPOSITION

Article 51 - The Audit Committee shall be comprised of three (03) effective members and three (03) alternate members, shareholders or not, elected by the General Shareholders’ Meeting; one of such effective members and his respective alternate being appointed by the Minister of Finance, as the representatives of the National Treasury, in addition to the members elected by the minority shareholders and the preferred shareholders.

First Paragraph - The members of the Audit Committee elected by the General Shareholders’ Meeting shall hold their offices for a period of one (01) financial year. A financial year is defined as the period between two (02) General Shareholders’ Meetings. Members of the Audit Committee can be reelected.

Second Paragraph - The members of the Audit Committee shall elect in their first meeting the Chairman of the Audit Committee, who will be responsible for the exacting compliance with the decisions arising from the Audit Committee.

Third Paragraph - The Audit Committee is allowed to request qualified personnel from the Company to give secretarial and technical support.

QUALIFICATION

Article 52 - Only natural persons, residents of Brazil, either holding an university degree or who have exercised the function of business administrator or the office of auditor during a period of at least three (03) years, may be elected as a member of the Audit Committee.

POWERS

Article 53 - The Audit Committee shall be responsible for the following:

I.	By any of its members, to review the actions of the administrators and to verify the fulfillment of their legal and statutory duties and assignments;

II.	to give an opinion on the annual report of the administration, and in said opinion to state all supplementary information deemed necessary or useful for the deliberations of the General Shareholders’ Meeting;

III.	to give an opinion on the proposals of the administrative bodies, to be submitted to the General Shareholders’ Meeting related to the alteration of the share capital, the issue of debentures or subscription bonuses, investment plans or the capital budgets, the distribution of dividends, transformation, incorporation, fusion or split-off;

IV.	By any of its members, to bring any errors, frauds or crimes discovered to the attention of the administrative bodies, and, in the event such bodies fail to take the required and necessary actions in order to protect the interest of the Company, to bring to the attention of the General Shareholders’ Meeting, and to propose remedies for such errors, frauds or crimes;

V.	to summon the General Shareholders’ Meeting, in the event the administrative bodies fail to issue summons within one (01) month, and to summon the Extraordinary General Shareholders’ Meeting whenever required due to serious or urgent reasons, including in the agenda of the Meetings all relevant matters;

VI.	to analyze, at least quarterly, the trial balances and the other financial statements periodically prepared by the Company;

VII.	to examine the financial statements of the financial year and to give an opinion on such financial statements;

VIII.	to fulfill the duties assigned to it by law or by the General Shareholders’ Meeting in the case of the liquidation of the Company.

MEETINGS

Article 54 - The Audit Committee shall meet, ordinarily, once monthly, and extraordinarily whenever required.

First Paragraph - The meetings shall be summoned by the President of the Company or by any of the members of the Committee.

Second Paragraph - The opinion of the Committee shall be expressed by the majority vote at meetings held with a quorum of the majority of its members.

SUBSTITUTIONS

Article 55 - In the event of absence or incapacity, their respective substitutes shall substitute for the members of the Audit Committee.

VACANCY

Article 56 - Except in the case of death, resignation, destitution and other cases provided for by law, the office of member of the Audit Committee shall be considered as vacant, in the event the member is absent, without just cause, at two (02) consecutive meetings, or at three (03) non-consecutive meetings during the financial year.

First Paragraph - In the event of a vacancy of the office of member of the Audit Committee, substitution shall be made in accordance with the provisions set forth in Article 59 of these Bylaws.

Second Paragraph - In the event of vacancies of more than half of the offices of members of the Audit Committee, and if there are no alternates to assume such offices, a General Shareholders’ Meeting shall be summoned to elect their alternates.

REMUNERATION

Article 57 - The remuneration of the members of the Audit Committee shall be fixed by the General Shareholders’ Meeting electing the members, and the remuneration for each acting member may not be less than one tenth of the average assigned to each member of the Executive Office, not including any profit-sharing.

First Paragraph - The remuneration shall be paid in the same manner as to the Executive Officers.

Second Paragraph - The acting substitute shall be entitled to receive the remuneration of the effective member during the period of the substitution on a month by month basis.

CHAPTER VIII

THE FINANCIAL YEAR & THE FINANCIAL STATEMENTS

SECTION I

GENERAL PROVISIONS

THE FINANCIAL YEAR

Article 58 - The financial year shall have a length of twelve (12) months, to start on the first (1st.) day of January and to end on the last day of December of every year.

USE OF PROFITS

Article 59 - The administrative bodies of the Company shall present to the General Shareholders’ Meeting a proposal on employees´ profit sharing as well as a proposal on the use of net income for the year together with the financial statements.

Sole Paragraph - Twenty-five per cent (25%) of the net profit shall be compulsorily distributed as dividends, in accordance with provisions set forth in the next article.

DIVIDENDS

Article 60 - Payment shall be made first for the dividends of the preferred shares up to the preferred limit; next, payments shall be made to the owners of the common shares up to the same limit of the preferred shares; and after that, in the event any balance remains, the dividends shall be distributed among all the shares, on a pro rata basis.

First Paragraph - Amounts corresponding to dividends or to profits or to revenues due and payable to the National Treasury Department and to all the other shareholders, shall incur financial charges equivalent to the Selic Rate (Taxa Selic), as of the termination date of the financial year and until the date of the effective payment to the National Treasury Department and the distribution to the other shareholders.

Second Paragraph - Except when otherwise determined by the General Shareholders’ Meeting, dividends shall be paid pro rata per day after capitalization.

Third Paragraph - Dividends not claimed within three (03) years, shall revert to the Company.

Fourth Paragraph - Despite deliberation contrary to the General Assembly, the Company will make dividend or interest payments on equity, owed to shareholders, within 60 days from the date they are declared and, in any event, within the corresponding fiscal year, while observing the relevant laws.

Fifth Paragraph - The Company will, through deliberation of the Board of Directors, advance amounts, as dividends or interest on equity, with these amounts corrected by the Taxa SELIC, from the date of the real payment until the close of the respective fiscal year, in the manner provided for in Article 204 of Law no. 6.404, dated December 15, 1976.

Sixth Paragraph - Dividends not claimed within the three years deadline will return to the Company.

CHAPTER IX

MISCELLANEOUS PROVISIONS

Article 61 - The Internal Audit Committee of TELEBRÁS shall operate in association with the President of the Board of Directors; any member of such committee shall be an employee of the Company, to be nominated or dismissed by way of a proposal of the Executive Officers, duly approved by the Board of Directors and Controladoria Geral da União.